Exhibit 99.1

JOINT FILING AGREEMENT TERMINATION

Each of the undersigned is a party to that certain Joint Filing Agreement, dated as of May 1, 2024 (the “Joint Filing Agreement”). In accordance with the Joint Filing Agreement, each of the undersigned hereby agrees that the Joint Filing Agreement is terminated, effective as of December 10, 2024.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement Termination on December 10, 2024.

By:	/s/ Li Peng Leck
Name:	Li Peng Leck

By:	/s/ Lek Pow Sheng, Pauson
Name:	Lek Pow Sheng, Pauson

By:	/s/ Leck Yak Tee, Zaccheus
Name:	Leck Yak Tee, Zaccheus